EXHIBIT 10.1

COMMITTED LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AGREEMENT

THIS COMMITTED LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AGREEMENT (this “Agreement”) is made as of the 24th day of January, 2012 by and between HSBC BANK USA, N.A. (“Issuer”) and THE BRINK’S COMPANY, a Virginia corporation (“Applicant”).

Subject to the terms and conditions of this Agreement, Issuer agrees from time to time during the Availability Period to issue one or more irrevocable standby letters of credit, substantially in the form attached hereto as Exhibit 1 or such other form as Issuer may in its reasonable discretion agree (each, a “Credit” and collectively, the “Credits”); provided that Issuer shall have no obligation to agree to issue any Credit that does not satisfy each of the criteria set forth on Appendix A hereto (the “Baseline Criteria”).  A Credit may be a Financial Credit or a Performance Credit, as reasonably determined by Issuer.  The issuance of Credits hereunder shall be up to, but not to exceed, a maximum aggregate principal amount of such Credits at any one time outstanding of Twenty Five Million U.S. Dollars ($25,000,000.00) (as such amount may subsequently be amended at the request of Applicant and agreed to by Issuer in its sole and absolute discretion, and as reduced in accordance with the terms and conditions of this Agreement, the “Committed Amount”), at the request and for the account of Applicant by executing and returning an application in the form of Exhibit 2 hereto (an “Application”). A Credit may state that it is issued for the account of any Restricted Subsidiary of Applicant without prejudice to the agreement herein between Applicant and Issuer that Applicant shall be the account party for all Credits and shall remain fully liable with respect thereto.  Applicant unconditionally and irrevocably agrees with Issuer, as to each Credit as follows:

1.           Defined Terms; Accounting Terms.  Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Exhibits shall have the respective meanings assigned to such terms in Appendix B hereto.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Issuer hereunder shall be prepared, in accordance with GAAP applied on a consistent basis (except for changes concurred by Applicant’s independent public accountants and disclosed in writing to the Issuer).  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent (except for changes concurred by Applicant’s independent public accountants and disclosed in writing to Issuer) with the most recent annual or quarterly financial statements delivered pursuant to Section 15 (or, prior to the delivery of the first financial statements pursuant to Section 15, consistent (except for changes concurred by Applicant’s independent public accountants and disclosed in writing to the Issuer) with the annual audited financial statements referenced in Section 14(g)); provided, however, if (a) Applicant shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or to any change in the application of GAAP concurred by Applicant’s independent public accountants or (b) Issuer shall so object in writing within sixty (60) days after delivery of such financial statements or object to any change in the application of GAAP concurred by the Applicant’s independent public accountants, then (i) such calculations shall be made on a basis consistent with the most recent financial statements delivered by Applicant to Issuer as to which no such objection shall have been made and (ii) Issuer and Applicant shall negotiate in good faith to amend such ratio or requirement as to which objections shall have been made to preserve the original intent thereof in light of such change in GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein (including, without limitation, any financial covenant), any election by the Applicant or any Subsidiary to measure an item of Indebtedness using fair value (as permitted by FASB ASC 825 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

2.           Commitment; Reimbursement.

(a)           Issuer shall have no obligation to issue, amend, increase, decrease, extend, renew, assign or otherwise modify or supplement in any respect any Credit if: (a) Issuer has not received from Applicant a completed Application for such Credit executed by Applicant, (b) such Credit is not in a form satisfactory to Issuer in its reasonable discretion (including without limitation, satisfaction of the Baseline Criteria) or the terms and conditions of such Credit are not as indicated in the applicable Application and any other documentation executed by Applicant and delivered to and approved by Issuer in connection with such Credit, (c) any condition set forth in Section 13(b) is not satisfied or waived, (d) such Credit is scheduled to expire after this Agreement has been terminated or, after giving effect to the issuance, amendment, increase, decrease, extension, renewal, assignment or other modification or supplementation of any Credit, the aggregate amount of all then outstanding Credits exceeds the Committed Amount, (e) any matter represented or warranted by Applicant under Section 14 is not as so represented or warranted, in all material respects, or (f) any Event of Default shall have occurred and is continuing.  Issuer shall have no obligation to issue, amend, increase, decrease, extend, renew, assign or otherwise modify or supplement in any respect any Credit.

(b)             Applicant will reimburse Issuer, on demand, the amount of each payment Issuer makes against a presentation under each Credit within three (3) Business Days after payment is made by Issuer or in the case of each time draft, at the date of maturity of such time draft, the amount due on such draft.

(c)             The Committed Amount will automatically be reduced to zero at 5:00 p.m. (New York time) on the last day of the Availability Period.

3.           Fees, Costs and Expenses.  Applicant will pay Issuer (i) quarterly in arrears, an unused fee (the “Unused Fee”) based on the unused portion of the Committed Amount, at a per annum rate of 0.375% multiplied by the difference between the total Committed Amount and the face amount of the Credits outstanding during the preceding calendar quarter, (ii) quarterly in arrears, a letter of credit fee (the “Letter of Credit Fee”), at a per annum rate of (A) 1.55% multiplied by the aggregate face amount of the Performance Credits outstanding during the preceding calendar quarter, and (B) 1.75% multiplied by the aggregate face amount of the Financial Credits outstanding during the preceding calendar quarter (provided, however in no event shall the Letter of Credit Fee payable on a quarterly basis for each Credit be less than $500.00) and (iii) within five (5) Business Days after written demand, Issuer’s customary administrative fees, including those in connection with amendments, drawings, transfers or assignments and all reasonable and documented out-of-pocket costs and expenses that Issuer incurs in connection with each Credit or this Agreement, including (A) all reasonable correspondents fees, attorneys’ fees and disbursements to protect or enforce Issuer’s rights and remedies under or in connection with each Credit, this Agreement or any separate security agreement, guaranty or other agreement or undertaking supporting this Agreement or to respond to any notice of forgery, fraud, abuse or illegality in connection with this Agreement, any Credit, any presentation under any Credit, or any transaction underlying any Credit (including active defense by Issuer in any action in which an injunction is sought or obtained against presentation or honor), (B) reasonable and documented out-of-pocket costs and expenses in connection with the execution and delivery of this Agreement and issuance or amendment of any Credit including cable, telex, mailing and evergreen fees, any requested amendment to or waiver under any Credit or this Agreement, and (C) any Taxes or Other Taxes payable in accordance with Section 6.

4.           Payments; Currency; Interest; Charging Accounts; Computations, Etc.

(a)             All amounts due from Applicant under this Agreement shall be paid to Issuer before 12:00 Noon (New York time), on the payment date provided for in this Agreement, at Issuer’s address for notices under this Agreement (“Issuer’s Office”), without defense, set-off, or counterclaim of any kind, in lawful currency of the United States of America (“Dollars”) and in immediately available funds and with respect to amounts paid by Issuer in foreign currency, an equal amount thereto in Dollars as determined by Issuer’s rate of exchange.   For purposes of computing fees and interest under this Agreement, payments received by Issuer at or after 12:00 Noon (New York time) at Issuer’s Office shall be treated as if received on the following Business Day.

(b)             Without limiting Applicant’s obligation to make all payments hereunder when due, Applicant will pay Issuer, on demand, interest on all unpaid amounts hereunder from the date of each payment Issuer makes against a presentation under each Credit through the payment date by Applicant at a variable interest rate equal to the sum of two percent (2.0%) per annum plus the highest of (i) the rate of interest publicly announced from time to time by Issuer in New York City as Issuer’s prime rate (provided that such prime rate may not necessarily be the lowest rate of interest charged by Issuer to any of its borrowers); (ii) one half of one percent (0.5%) in excess of the Federal Funds Rate; and (iii) the rate per annum equal to one percent (1.0%) plus the rate applicable to Dollars for a period of one month, as such rate may appear on Reuters Screen LIBOR01 Page (or other commercially available source providing such quotations as designated by Issuer from time to time) at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day).  If any payment shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and interest shall be paid for each additional day elapsed.  No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum rate permitted by Applicable Law.

(c)             All computations of fees and interest under this Agreement shall be based on a 360-day year for the actual number of days elapsed (including the first day but excluding the last day in the case of interest, and including both the first and last days in the case of fees).  All computations of fees based upon the available or face amount of the Credits at any time shall be calculated by reference to the greatest amount for which Issuer may be contingently liable under the Credits at such time.  Any reference to the anniversary of a date shall mean the corresponding date in the relevant month (or, if there is no corresponding date, or if such corresponding date is not a Business Day, the next earlier Business Day in the relevant month).

5.           Capital Adequacy; Additional Costs.  If Issuer determines that the introduction or effectiveness of, or any change in, any treaty, international agreement, law, rule or regulation or compliance with any directive, guideline or request from any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), or any change in GAAP or in Issuer’s accounting for any Credit (including changing the capital adequacy conversion factor), or any change in the interpretation of any of the foregoing, affects the amount of capital, insurance or reserves (including special deposits or similar requirements) to be maintained by Issuer or any corporation or entity controlling Issuer or otherwise increases the costs of, or reduces the amount received or receivable by, Issuer or any corporation or entity controlling Issuer, and Issuer determines that the amount of such capital, insurance or reserve (including any special deposit or similar requirement) or other increased cost (including any tax or insurance premium) or reduction, as the case may be, is increased by or based upon the existence of this Agreement or any Credit in an amount Issuer deems material, then Applicant shall pay Issuer additional amounts sufficient in Issuer’s good faith judgment to compensate for the increase or reduction described in this Section 5, as the case may be; provided, however, that to the extent any reduction in the rate of return on Issuer’s capital results both from its obligations hereunder and from developments in its business or financial position not related to this Agreement, Issuer shall, in determining the amount necessary to compensate it under this Section 5, attempt in good faith to take account of the relative contributions of such obligations hereunder and such other developments or change in its financial position to such reduction.  A certificate of Issuer setting forth in reasonable detail the basis for determining such amounts necessary to compensate Issuer shall be delivered to Applicant and shall be conclusively presumed to be correct save for manifest error.  Applicant shall pay Issuer the amount shown as due on any such certificate within five (5) Business Days after receipt thereof.

6.           Taxes.

(a)             Except as may be otherwise provided in this Section 6, payments to Issuer shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding (i) income, franchise or similar taxes imposed on (or measured by) Issuer’s income imposed by any Governmental Authority, (ii) any taxes imposed by the jurisdiction of Issuer’s head office or the office issuing any Credit or any of its political subdivisions or any branch, (iii) any branch profits tax imposed by the United States of America or any similar tax imposed by any other jurisdiction and (iv) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required to be deducted from any sum payable under this Agreement, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) Issuer receives an amount equal to the amount Issuer would have received had no such deductions been made, (B) Applicant shall make such deductions, (C) Applicant shall indemnify Issuer on demand for any Taxes paid by Issuer and any liability (including penalties, interest and expenses) arising from its payment or in respect of such Taxes, whether or not such Taxes were correctly or legally asserted, (D) Applicant shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (E) Applicant shall deliver to Issuer evidence of such payment to the relevant taxing authority or other authority.

(b)             In addition, Applicant shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made by Applicant hereunder (except for the excluded taxes covered by Section 6(a)) or from the execution, delivery or registration of, this Agreement, the Credits, or the perfection of any rights or security interest in respect thereto or the enforcement of the rights of Issuer (hereinafter referred to as “Other Taxes”).

(c)             In the event a claim against Issuer arises that is covered by the indemnity provisions of this Section 6, notice shall be given promptly by Issuer to Applicant.

(d)             Issuer hereby agrees to deliver to Applicant on or before the date of this Agreement and at such other time or times prescribed by Applicable Law or when reasonably requested by Applicant, a completed Form W-8ECI or such other tax form applicable to Issuer (A) as will permit Applicant to determine (i) whether or not payments made hereunder are subject to Taxes and (ii) if applicable, the required rate of withholding or deduction, (B) to evidence Issuer’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to Issuer pursuant to this Agreement or otherwise to establish Issuer’s status for withholding tax purposes in the applicable jurisdiction, and (C) if a payment made to Issuer under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) Issuer shall deliver to Applicant at the time or times prescribed by law and at such time or times reasonably requested by Applicant such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i)  of the Code) and such additional documentation reasonably requested by Applicant as may be necessary for Applicant to comply with its obligations under FATCA and to determine that Issuer has complied with Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)             Notwithstanding Section 6(a), Applicant shall not be required to indemnify Issuer or to pay any additional amounts to Issuer in respect of Taxes or Other Taxes pursuant to this Section 6 to the extent that (i) the obligation to pay such additional amounts would not have arisen but for a failure by Issuer to comply with the provisions of this Section 6 or (ii) the obligation with respect to such Taxes or Other Taxes existed on the date hereof (or later date on which a successor Issuer became a party to this Agreement) in respect of Issuer or, with respect to payments to a newly designated office issuing a Credit, existed on the date Issuer designated such new office with respect to such Credit.  When Issuer is claiming any additional amount payable pursuant to this Section 6, it shall use all reasonable efforts (consistent with legal and regulatory restrictions) that would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue (including but not limited to filing any certificate or document reasonably requested by Applicant or changing the jurisdiction of the applicable office issuing such Credit).

(f)             If Applicant would be liable for the entire amount of any claim pursuant to this Section 6, then Applicant shall have the right to contest and defend by all appropriate legal proceedings any such third-party claim and to control all settlements of any such third-party claim (unless Issuer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such third-party claims at the sole cost and expense of Applicant, as the case may be; provided, however, that Applicant may not effect any settlement that could result in any cost, expense or liability to Issuer unless Issuer consents in writing to such settlement, which consent shall not be unreasonably withheld. Issuer may select and engage counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the party selecting and engaging such counsel. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(g)             If Issuer shall become aware that it is or may be entitled to receive a refund, credit or reduction (including interest and penalties, if any) in respect of Taxes or Other Taxes, it promptly shall notify Applicant of the availability of such refund, credit or reduction and shall, within thirty (30) days after receipt of a request by Applicant pursue or timely claim such refund, credit or reduction at Applicant’s expense. If Issuer receives a refund or realizes a credit or reduction in tax in respect of any Taxes or Other Taxes withheld by Applicant or for which Issuer has received payment from Applicant hereunder, it promptly shall repay the amount of such refund to Applicant, net of all out-of-pocket expenses of Issuer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Applicant, upon the request of Issuer, agrees to repay the amount paid over to Applicant (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Issuer in the event Issuer is required to repay such refund to such Governmental Authority.

7.           Indemnification.  Applicant hereby indemnifies and holds harmless Issuer and its Affiliates, officers, directors, employees, attorneys and agents (each, an “Indemnified Party”) free and harmless from and against any and all losses, penalties, fines, liabilities, settlements, damages, costs and expenses (including, without limitation, reasonable and documented attorneys’ fees and disbursements, reasonable consultants’ fees and settlement costs but excluding any Taxes the indemnification of which is provided for in Section 6) (collectively, the “Indemnified Liabilities”) incurred by any Indemnified

Party in connection with or as a result of (i) the preparation, execution and delivery of this Agreement or any agreement or instrument executed in connection herewith, whenever the same shall be executed and delivered, including without limitation reasonable and documented out-of-pocket due diligence expenses, (ii) where applicable, the preparation, execution and delivery of any waiver, amendment or consent by an Indemnified Party relating to this Agreement or any other agreement or instrument executed in connection herewith, including without limitation reasonable and documented fees and disbursements of counsel representing an Indemnified Party, (iii) any Credit or the use of the proceeds therefrom (including any refusal by Issuer to honor a demand for payment under a Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit), (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereunder is consummated, and in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction, and (v) the enforcement of any rights and remedies of the Indemnified Parties under the Agreement, including, to the extent reasonable under the circumstances, consulting with accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Indemnified Parties hereunder or in connection with the Agreement or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Applicant hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law. The parties hereto acknowledge and agree that, in the case of any claim, litigation, investigation or other proceeding to which the indemnity in this Section 7 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a third party, Applicant or Issuer. Applicant will pay within three (3) Business Days of demand all amounts owing under this Section 7.

8.           Reimbursement Obligations Absolute.

(a)             The obligations of Applicant to reimburse Issuer for disbursements made by Issuer under any Credit honoring a demand for payment by a Beneficiary thereunder shall be irrevocable, absolute and unconditional under any and all circumstances, including the following circumstances:

(i)           any lack of validity or enforceability of this Agreement, any Credit, any Application or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Applicant in respect of any Credit or any other amendment or waiver of or any consent to or departure from all or any of the L/C Related Documents;

(iii)           the existence of any claim, set-off, defense or other right that Applicant may have at any time against any Beneficiary or any transferee of any Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), Issuer, or any other Person, whether in connection with this Agreement, the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)           any draft, certificate, statement or other document presented under any Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect other than if such payment resulted from the gross negligence or willful misconduct of Issuer;

(v)           payment by Issuer under any Credit against presentation of a draft or certificate that does not comply with the terms of such Credit other than if such payment resulted from the gross negligence or willful misconduct of Issuer;

(vi)           any release or amendment or waiver of or consent to departure from any guaranty or any grant of security, for all or any of the obligations of Applicant in respect to any Credit; or

(vii)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Applicant or any account party, other than a circumstance constituting gross negligence or willful misconduct on the part of Issuer.

(b)             Issuer shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Credit by Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuer; provided that the foregoing shall not be construed to excuse Issuer from liability to Applicant or its Restricted Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Applicant to the extent permitted by applicable law) suffered by Applicant or its Restricted Subsidiaries that are caused by Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Credit comply with the terms thereof. The parties hereto expressly agree that:

(i)           Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Credit.  Applicant agrees that failure of the Applicant to object in writing to the Issuer’s payment and/or acceptance of any drawings under a Credit by the earlier of (A) five (5) days after the date the Applicant receives the documents and (B) five (5) days after the date the Applicant receives any notice including but not limited to advices of payment that the Issuer has paid and/or accepted a conforming presentation under the documentary credit shall be conclusively deemed to be an acceptance by the Applicant that the presentation is in conformity with the terms and conditions of the Credit. Both the Issuer and the Applicant agree that five (5) days is a reasonable time;

(ii)           Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Credit; and

(iii)           this sentence shall establish the standard of care to be exercised by Issuer when determining whether drafts and other documents presented under a Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).  Issuer shall provide notice to Applicant prior to utilizing any correspondent bank which is not an affiliate of Issuer.  The parties hereby agree that actions taken by a correspondent of Issuer in accordance with the provisions of this Agreement shall be binding upon the Applicant.

9.           Independence; Applicant Responsibility.

(a)           Applicant acknowledges that the rights and obligations of Issuer under each Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying any Credit, including contracts or arrangements between Issuer and Applicant and contracts or arrangements between Applicant and the Beneficiary.  Issuer shall use reasonable efforts but shall have no duty to notify Applicant of Issuer’s (i) receipt of a request for an amendment, termination, or assignment of letter of credit proceeds, (ii) receipt of a presentation under any Credit, (iii) any other action or inaction toward the Beneficiary or any nominated Person, except after honor to notify Applicant of honor of a presentation, (iv) detection of any discrepancy, (v) facilitation of a cure of any discrepancy, or (vi) decision to honor or dishonor any presentation.  Issuer may, without incurring any liability to Applicant or impairing its entitlement to reimbursement or indemnity under this Agreement, (A) honor each Credit despite notice from Applicant of, and without any duty to inquire into, any defense to honor or any adverse claim or other right against the Beneficiary or any other Person, or (B) dishonor any Credit for fraud or forgery.  Issuer shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Credit.  Issuer shall have no duty to seek any waiver of discrepancies from Applicant, nor any duty to grant any waiver of discrepancies which Applicant approves or requests.

(b)             Applicant is responsible for preparing or approving the text of any Credit.  Applicant’s ultimate responsibility for the final text shall not be affected by any assistance Issuer may provide, such as drafting or recommending text, or by Issuer’s use or refusal to use text submitted by Applicant.  Applicant acknowledges that Applicant has been represented by legal counsel of its choice in connection with the execution and delivery of this Agreement, that Issuer does not represent or warrant that any Credit will satisfy Applicant’s requirements or intentions, and that Applicant is responsible for the suitability of any Credit for Applicant’s purposes.  As between Applicant and Issuer, Applicant assumes all risk for the acts or omissions of beneficiaries of Credits.

10.           Non-Documentary Conditions.  Issuer is authorized, but shall not hereby be required, to disregard any non-documentary condition (such as the satisfaction of any conditions precedent or the occurrence of any events of default) stated in a Credit.

11.           Extensions and Modifications; Waivers of Discrepancies.  This Agreement shall be binding upon Applicant with respect to any replacement, extension or modification of any Credit or waiver of discrepancies authorized by Applicant in writing.  Applicant’s obligations to Issuer under this Agreement or in respect of any Credit (whether absolute or contingent, present or future, joint, several or independent, and including, without limitation, all reimbursement obligations, all obligations and liabilities relating to interest, fees, Taxes, indemnities, payment of costs (including increased costs) and expenses (including reasonable attorneys’ fees), collectively, the “Obligations”) shall not be reduced or impaired by any agreement by Issuer and the Beneficiary extending or shortening Issuer’s time after presentation to examine documents or to honor or give notice of discrepancies.  Except as may be provided in any Credit or otherwise specifically agreed to in writing by Issuer in its sole discretion, Issuer shall have no duty to (i) extend the expiration date or term of any Credit, (ii) issue a replacement letter of credit on or before the expiration date of any Credit or the end of such term, (iii) issue or refrain from issuing notice of its election not to renew or extend any Credit, (iv) issue or refrain from issuing any notice, if any Credit permits it to do so, of its election to terminate or cancel any Credit prior to its stated expiration date, (v) issue or refrain from issuing any notice of its election to refuse to reinstate the amount of any drawing under any Credit or (vi) otherwise amend or modify any Credit.  For the avoidance of doubt, if Applicant so requests, Issuer may agree to issue a Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall (i) have an initial expiration date that is no later than five (5) Business Days prior to the end of the

Availability Period and (ii) permit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Auto-Extension Letter of Credit) by giving prior notice to the Beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Auto-Extension Letter of Credit is issued.  Applicant consents to the automatic renewal of each Auto-Extension Letter of Credit in accordance with its terms, provided that Applicant shall have the right to request that Issuer not renew any such Auto-Extension Letter of Credit in accordance with the Application relating thereto upon not less than three (3) Business Days prior written notice from Applicant with respect thereto, provided that upon receipt of such notice from Applicant, Issuer is able to provide notice of non-renewal, under the terms of the Letter of Credit.

12.           Cash Collateralization or Release of Letter of Credit.  If at any time there shall be continuing an Event of Default, Applicant will, on demand from time to time, (A) as security for the Obligations, immediately deposit cash with Issuer in an amount equal to the Committed Amount or, if less, the undrawn amount of all Credits outstanding or (B) procure the Beneficiary’s release of any Credit by arranging for a substitute letter of credit issued by another bank or by other means that result in such release.  Applicant hereby grants to Issuer a security interest in all cash deposited in accordance with clause (A) of this paragraph, all deposit accounts into which such cash is deposited and all balances therein and all proceeds of the foregoing.  Issuer may apply all or any portion of the collateral pledged to it pursuant to this Section 12 and any proceeds thereof, as applicable, to reimburse itself for honoring any drawing request under any Credit as and when honored following the occurrence and during the continuance of an Event of Default, without any other action or notice from or to Applicant.  When all Obligations have been paid in full and so long as no Event of Default has occurred and is continuing, Issuer shall promptly return any remaining cash deposited in accordance with clause (A) of this paragraph to Applicant.

13.           Conditions Precedent.

(a)             The obligation of Issuer to issue the initial Credit hereunder shall become effective on the date on which each of the following conditions precedent is satisfied (or waived in accordance with  Section 24):

(i)           Executed Agreement.  This Agreement and the Application shall have been duly authorized, executed and delivered to Issuer by Applicant, shall be in full force and effect and no default (including without limitation a Default) shall exist thereunder, and Applicant shall have delivered original counterparts thereof to Issuer.

(ii)           Closing Certificates; etc.

(1)           Officer’s Certificate.   Issuer shall have received a certificate from a Responsible Officer (or such other Person as is reasonably acceptable to Issuer), in form and substance reasonably satisfactory to Issuer, to the effect that all representations and warranties of Applicant contained in this Agreement are true and correct in all material respects; that Applicant is not in violation of any of the covenants contained in this Agreement; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the closing conditions has been satisfied or waived (assuming satisfaction of Issuer where not advised otherwise).

(2)           General Certificate.   Issuer shall have received a certificate of the secretary, assistant secretary or general counsel of Applicant (or such other Person as is reasonably acceptable to Issuer) certifying as to the incumbency and genuineness of the signature of each officer of Applicant executing this Agreement and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation or comparable organizational documents, if any, of Applicant and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in Applicant’s jurisdiction of incorporation, (B) the bylaws or comparable organizational documents, if any, of Applicant as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors or comparable governing body of Applicant authorizing, as applicable, the issuance contemplated hereunder and the execution, delivery and performance of this Agreement, and (D) each certificate required to be delivered pursuant to Section 13(a)(ii)(3).

(3)           Certificates of Good Standing.  Issuer shall have received a long-form certificate as of a recent date of the good standing or active status, as applicable, of Applicant under the laws of its jurisdiction of organization and short-form certificates as of a recent date of the good standing of Applicant under the laws of each other jurisdiction where Applicant is qualified to do business and where a failure to be so qualified would have a Material Adverse Effect.

(4)           Opinions of Counsel.  Issuer shall have received opinions in form and substance reasonably satisfactory to Issuer of (i) the Assistant General Counsel of Applicant and (ii) Hunton & Williams LLP, special counsel to Applicant, addressed to Issuer with respect to this Agreement and such other matters as Issuer shall reasonably request.

(iii)           Consents; Defaults.

(1)           Governmental and Third Party Approvals.  All governmental and third party approvals necessary or, in the reasonable discretion of Issuer, advisable in connection with this Agreement and the financing contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement and the financing contemplated hereby.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting the transactions contemplated by this Agreement or otherwise referred to herein.

(2)           No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(iv)           No Material Adverse Effect.  Since September 30, 2011 nothing shall have occurred (and Issuer shall not have become aware of any facts or conditions not previously known) which has had a Material Adverse Effect.

(v)           Financial Matters.

(1)     Financial Statements.  Issuer shall have received the Annual Report on Form 10-K of Applicant for the fiscal year ended as of December 31, 2010 and the Quarterly Report on Form 10-Q of Applicant for the three-month period ended as of September 30, 2011.

(2)     Payment at Closing.  Applicant shall have paid any accrued and unpaid fees or commissions due hereunder (including, without limitation, reasonable legal fees and out-of-pocket expenses for which invoices have been presented) to Issuer, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of this Agreement.

(vi)           Litigation.  Except as set forth in the Current SEC Reports, as of the date hereof, there shall be no actions, suits or proceedings pending or, to the knowledge of a Responsible Officer, threatened  (i) with respect to this Agreement or (ii) which Issuer shall reasonably determine would have a Material Adverse Effect.

(vii)           Dissolution.  As of the date hereof, there shall be no pending actions, suits or proceedings relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors of Applicant.

(viii)           USA Patriot Act.  Applicant shall have delivered to Issuer all documentation and other information requested by Issuer that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(ix)           Delivery of Additional Information.  Issuer shall have received all other documentation or information reasonably requested in connection with this Agreement or the issuance of any Credit.

(b)             The obligation of Issuer to issue, amend, renew, extend or increase any Credit after the date of this Agreement shall become effective upon each of the following conditions precedent being satisfied or waived:

(i)           Application.  Issuer shall have received a completed and executed Application.

(ii)           Continuation of Representations and Warranties.  The representations and warranties contained in Section 14 (other than, after the date hereof, in Section 14(g)(iii)) shall be true and correct in all material respects on and as of such date of issuance, amendment, renewal or extension with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date and except that for purposes of this Section 13, the representations and warranties contained in subsections (i) and (ii) of Section 14(g) shall be deemed to refer to the most recent statements furnished pursuant to clauses (1) and (2), respectively, of Section 15(a)(i).

(iii)           No Existing Default.  Immediately after the making of the requested borrowing, no Default or Event of Default shall have occurred and be continuing hereunder on the date of issuance with respect to such Credit or after giving effect to such Credit on such date.

(iv)            Delivery of Notice.  Issuer shall have received an Application from the Applicant.  The delivery by Applicant of an Application hereunder shall constitute a representation and warranty by Applicant to Issuer that all the conditions specified in Section 13(b) and applicable to such borrowing have been satisfied as of that time.  All of the certificates, legal opinions and other documents and papers referred to in Sections 13(a) and 13(b), unless otherwise specified, shall be delivered to Issuer and shall be in form and substance reasonably satisfactory to Issuer.

14.          Representations and Warranties.  To induce Issuer to enter into this Agreement and to issue, amend, renew or extend Credits hereunder, Applicant hereby represents and warrants to Issuer that:

(a)              Corporate Existence.  Applicant  (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the requisite power and authority to own its property and assets and to carry on its business as now conducted; (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect; and  (d) has all Governmental Approvals required by any Applicable Law for it to conduct its business, except where the failure to have such Governmental Approvals would not have a Material Adverse Effect.

(b)             Non-Contravention.  Applicant has the corporate, limited liability or other business entity power to execute and deliver and to perform its obligations under this Agreement and the other L/C Related Documents.  The execution, delivery, and performance by Applicant of this Agreement and the other L/C Related Documents to which it is a party have been duly authorized by all necessary corporate, limited liability or other business entity action and do not and will not (i) require any consent or approval of the shareholders or members of Applicant, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or  X of the Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Applicant or any Restricted Subsidiary or of the charter or bylaws of Applicant or any Restricted Subsidiary, (iii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement, lease, or instrument to which Applicant or any Restricted Subsidiary is a party or by which it or its properties may be bound or affected, or  (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by Applicant or any Restricted Subsidiary; and Applicant and each Restricted Subsidiary is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in violation of any such law, rule, or regulation, which default or violation would have a Material Adverse Effect.

(c)             No Consent.  No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority (other than any filings or reports required under the federal securities laws) is or will be necessary for the valid execution, delivery or performance by Applicant of this Agreement and the other L/C Related Documents to which it is a party.

(d)             Execution and Delivery; Binding Obligations.  This Agreement has been duly executed and delivered by Applicant.  This Agreement and the other L/C Related Documents constitute legal, valid, and binding obligations of Applicant, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(e)             Title to Properties.  Applicant and each Restricted Subsidiary has good and marketable title to all of the material assets and properties owned by it, and valid leasehold interests in all material assets and properties leased by it, free and clear of all Liens except such as are permitted by Section 17(b) and except for covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by Applicant or such Restricted Subsidiary of such properties and assets in the normal course of business as presently conducted or materially impair the value thereof for such business.

(f)             Subsidiaries.  Each Subsidiary of Applicant as of the date hereof is listed on Schedule 14(f), including the jurisdiction of organization, ownership and ownership percentages thereof.  All the outstanding capital stock of Applicant’s Subsidiaries shown in Schedule 14(f) hereto as being owned by Applicant or any of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Lien except as permitted by Section 17(b).    No Subsidiary owns any capital stock of Applicant.  Each of the Restricted Subsidiaries of Applicant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; and each Restricted Subsidiary (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted, (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect and  (iii) has all Governmental Approvals required by any Applicable Law for it to conduct its business, except where the failure to have such Governmental Approvals would not have a Material Adverse Effect.

(g)             Financial Statements.

(i)           The consolidated balance sheet of Applicant and its Subsidiaries as at December 31, 2010, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows of Applicant and its Subsidiaries for the Fiscal Year then ended, audited by KPMG LLP, independent public accountants, copies of which have been delivered to Issuer, fairly present in all material respects the consolidated financial condition of Applicant and its Subsidiaries as at such date and the consolidated results of the operations of Applicant and its Subsidiaries for the period ended on such date, all prepared in accordance with GAAP applied on a consistent basis.

(ii)           The unaudited consolidated balance sheet of Applicant and its Subsidiaries as at September 30, 2011, the related unaudited consolidated statement of operations, shareholders’ equity and cash flows of Applicant and its Subsidiaries for the fiscal quarter then ended, copies of which have been delivered to Issuer, fairly present in all material respects the consolidated financial condition of Applicant and its Subsidiaries as at such date and the consolidated results of the operations of Applicant and its Subsidiaries for the period ended on such date, subject to normal recurring year-end adjustments, all prepared in accordance with GAAP (except for the omission of notes) applied on a consistent basis.

(iii)           Since September 30, 2011, there has been no material adverse change in the financial condition or results of operations of Applicant and Restricted Subsidiaries taken as a whole that has had a Material Adverse Effect.

(h)             Litigation.

(i)           There are no actions, suits, or proceedings pending or, to the knowledge of a Responsible Officer, threatened, against Applicant or any Restricted Subsidiary or the properties of Applicant or any Restricted Subsidiary before any Governmental Authority or arbitrator that, if determined adversely, would have a Material Adverse Effect.

(ii)           Neither Applicant nor any Restricted Subsidiary is in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to Applicant or any Restricted Subsidiary.

(i)             Taxes.  Applicant and each Restricted Subsidiary has filed all material Tax returns required to be filed and paid all Taxes shown thereon to be due, including interest and penalties, or provided adequate reserves, in accordance with GAAP, for the payment thereof.

(j)             ERISA.

(i)           Each Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code. No Pension Plan has terminated under circumstances giving rise to liability of Applicant or any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no lien under Section  4068 of ERISA exists with respect to the assets of Applicant or any ERISA

Affiliate.  No Reportable Event has occurred with respect to any Pension Plan, except for Reportable Events that would not have a Material Adverse Effect.  No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) exists with respect to any Pension Plan, nor does any lien under Section 302 of ERISA or Section  412 of the Code exist with respect to any Pension Plan.

(ii)           Neither Applicant nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which have given rise to or would give rise to withdrawal liability under ERISA which, in the aggregate, would have a Material Adverse Effect and which has not been fully paid as of the date hereof. Neither Applicant nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title  IV of ERISA, nor, to the knowledge of any Responsible Officer, has any such reorganization, insolvency or termination occurred, where such reorganization, insolvency or termination has resulted in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect.  Neither Applicant nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).

(iii)           Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable Governmental Authorities except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to so timely make such contribution has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither Applicant nor any Restricted Subsidiary thereof has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  The present value of the accumulated benefit liabilities under each Foreign Pension Plan does not exceed the current fair market value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(k)             No Default.  No Default and no Event of Default has occurred and is continuing.

(l)             Federal Reserve Regulations.

(i)           Neither Applicant nor any Subsidiary of Applicant is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(ii)           No part of the proceeds of any Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including, without limitation, Regulations T, U or  X.

(m)             Investment Company Act.  Neither Applicant nor any Subsidiary is or is required to be registered as an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940.

(n)             Environmental Matters.  In the ordinary course of its business, Applicant conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of Applicant and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, Applicant represents and warrants that applicable Environmental Laws and laws relating to occupational health and safety do not, and would not, have a Material Adverse Effect.  Applicant and each Restricted Subsidiary has obtained and holds all permits, licenses and approvals required under Environmental Laws which are necessary for the conduct of its business and the operation of its facilities, which failure to obtain and hold would have a Material Adverse Effect, and Applicant and its Restricted Subsidiaries have not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.

(o)             Compliance with Law.  Applicant has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all Applicable Law, and is otherwise in compliance with all Applicable Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not have a Material Adverse Effect.

(p)             Accuracy and Completeness of Information.  The financial statements referenced in Section 14(g), the financial statements provided to Issuer pursuant to Section 15(a) and the written information with respect to Applicant contained in this Agreement, taken as a whole, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were then made, not misleading.  There is no fact known to any Responsible Officer of Applicant as of the date hereof that would have a Material Adverse Effect that has not been expressly disclosed herein, in the other L/C Related Documents or in any other documents, certificates and statements furnished to Issuer  as of the date hereof for use in connection with the transactions contemplated hereby.

(q)             Labor Matters.  Neither Applicant nor any Restricted Subsidiary is engaged in any unfair labor practice under the National Labor Relations Act, as amended, that would have a Material Adverse Effect.  There is  (a) no unfair labor practice complaint pending against Applicant or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened against Applicant or any Restricted Subsidiary, before the National Labor Relations Board, except for any such complaint that would not have a Material Adverse Effect;  (b) no strike, labor dispute, slowdown or stoppage pending against Applicant or any Restricted Subsidiary or, to the knowledge of any Responsible Officer, threatened against Applicant or any Restricted Subsidiary, except for any such strike, labor dispute, slowdown or stoppage that would not have a Material Adverse Effect; and  (c) no union representation question exists with respect to the employees of Applicant or any Restricted Subsidiary, except for any such question that would not have a Material Adverse Effect.

(r)             Survival of Representations and Warranties. Etc.  All representations and warranties set forth in this Section 14 and all representations and warranties contained in any certificate related hereto, or any of the other L/C Related Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Section 14 shall be made or deemed to be made at and as of the date hereof, shall survive and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of Issuer or the issuance of any Credit.

15.          Financial Information and Notices.  Until all Obligations have been paid and satisfied in full, unless consent has been obtained in the manner set forth in Section 24, Applicant will:

(a)             Financial Statements. Etc.

(i)           Financial Statements.  Furnish or cause to be furnished to the Issuer at its address as set forth in Section 22(b), or such other office as may be designated in writing by Issuer from time to time:

(1)           annually, as soon as available, but in any event no later than ninety (90) days after the last day of each Fiscal Year, a consolidated balance sheet of Applicant and its Subsidiaries, as at such last day of such Fiscal Year, and consolidated statements of income, comprehensive income, shareholders’ equity and cash flow for Applicant and its Subsidiaries for such Fiscal Year, each prepared in accordance with GAAP, in reasonable detail, and audited by KPMG LLP or any other firm of independent certified public accountants of recognized national standing and whose opinion shall not be qualified with respect to scope limitations imposed by Applicant or any Subsidiary, the status of Applicant and its Subsidiaries as a going concern or the accounting principles followed by Applicant or any Subsidiary not in accordance with GAAP;

(2)           as soon as available, but in any event no later than sixty (60) days after the end of each of the first three (3) fiscal quarterly periods of each Fiscal Year, a consolidated balance sheet of Applicant and its Subsidiaries as at the last day of such fiscal quarter and consolidated statements of income, shareholders’ equity and cash flows for Applicant and its Subsidiaries for such fiscal quarter, and for the then current Fiscal Year through the end of such fiscal quarter, prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments);

(3)           substantially concurrently with the delivery of financial statements pursuant to clause (1) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (1) above), a certificate signed by a Responsible Officer to the effect that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no Default or Event of Default has occurred hereunder and that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no default has occurred under any other agreement to which Applicant is a party or by which it is bound, or by which any of its properties or assets may be affected, which would have a Material Adverse Effect and specifying in reasonable detail the exceptions, if any, to such statements;

(4)           substantially concurrently with the delivery of financial statements pursuant to clauses (1) and (2) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (1) and (2) above), a covenant compliance certificate signed by a Responsible Officer, in a form reasonably acceptable to Issuer, with respect to the periods covered by the financial statements being delivered therewith, reflecting the computation of the

Leverage Ratio and Interest Coverage Ratio, and compliance with the covenants set forth in Sections 17(b)(xviii), 17(i), 17(j)(xvi) and 17(k) hereof, in each case, by reasonably detailed calculation thereof, as of the last day of the fiscal period to which such financial statements relate;

(5)           substantially concurrently with the delivery of financial statements pursuant to clause (2) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (2) above), a certificate signed by a Responsible Officer and stating that such officer has made due inquiry and that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof; and

(6)           within three (3) Business Days after a Responsible Officer obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which Applicant is taking or proposes to take with respect thereto.

Any financial statement required to be delivered pursuant to this Section 15(a)(i) shall be deemed to have been delivered on the date on which Applicant posts such financial statement on its website on the Internet at www.brinks.com (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such financial statement is readily accessible to Issuer on such date; provided that Applicant shall give notice of any such posting to Issuer by electronic mail pursuant to procedures approved by Issuer.

(ii)           Books and Records.  Keep, and cause each Restricted Subsidiary to keep, proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities and the business and activities of its Restricted Subsidiaries.

(iii)           Additional Information.  Furnish, and cause each Restricted Subsidiary to furnish, with reasonable promptness such other financial information as Issuer may reasonably request, provided that Applicant shall not be required to furnish any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of Issuer, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.

(iv)           SEC Filings.  Promptly after the same are available, furnish or make available copies of all current reports on Form  8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which Applicant or any Subsidiary may be required to file with the SEC (excluding registration statements filed pursuant to employee stock option or benefit plans and without exhibits except as expressly requested by Issuer); provided that any reports required to be furnished pursuant to this Section 15(a)(iv) shall be deemed to have been furnished on the date on which Applicant posts such report on its website on the Internet at www.brinks.com (or a successor website) or when such report is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such report is readily accessible to Issuer on such date; provided that Applicant shall give notice of any such posting to Issuer by electronic mail pursuant to procedures approved by Issuer.

(v)           Change in Debt Rating.  Within three  (3) Business Days after any Responsible Officer receives notice of any change in the Applicable LT Rating, furnish written notice of such change and the new Applicable LT Rating to Issuer.

(vi)           Notice of Environmental Matters.  Furnish, and cause each Restricted Subsidiary to furnish, to Issuer, as soon as reasonably practicable after receipt by Applicant or any Restricted Subsidiary, a copy of any written notice or claim to the effect that Applicant or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material which claim would have a Material Adverse Effect.

(b)             Notice of Litigation and Other Matters.  Promptly (but in no event later than three (3) Business Days after a Responsible Officer obtains knowledge thereof) furnish telephonic (confirmed in writing to Issuer) or written notice to Issuer of:

(i)           the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against Applicant or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses (A) which in the reasonable judgment of Applicant would, if adversely determined, have a Material Adverse Effect, (B) with respect to any Debt equal to or in excess of $25,000,000 of Applicant  or any Restricted Subsidiaries or (C) with respect to this Agreement;

(ii)           any notice of any violation received by Applicant or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws, which in the reasonable judgment of Applicant in any such case would have a Material Adverse Effect;

(iii)           the occurrence of any Internal Control Event which in the reasonable judgment of Applicant would have a Material Adverse Effect, together with a written statement of a Responsible Officer specifying the nature of such Internal Control Event, and the action that Applicant has taken and proposes to take with respect thereto; and

(iv)           (A)           any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code (along with a copy thereof) which would have a Material Adverse Effect, (B) all notices from the PBGC received by Applicant or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (C) all notices received by Applicant or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which would have a Material Adverse Effect, (D) a Responsible Officer obtaining knowledge or reason to know that Applicant or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (E) the occurrence of a Reportable Event unless notice to the PBGC of such Reportable Event is waived under applicable PBGC regulations, (F) a failure to make any required contribution to a Pension Plan which would have a Material Adverse Effect, and (G) the creation of any lien in favor of the PBGC or a Pension Plan which would have a Material Adverse Effect.

16.          Affirmative Covenants.  Until all the Obligations have been paid and satisfied in full, Applicant will:

(a)             Payment of Taxes, etc.  Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto (other than penalties in the nature of interest), and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Applicant or any Restricted Subsidiary; provided, however, that neither Applicant nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)             Maintenance of Insurance.  Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Applicant or such Restricted Subsidiary operates.

(c)             Preservation of Legal Existence, etc.  Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its legal existence and material rights, franchises and privileges; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 17(c); and provided further that Applicant shall not be required to preserve or to cause any Restricted Subsidiary to preserve its legal existence or any such rights, franchises or privileges if Applicant shall determine that the preservation thereof is no longer desirable in the conduct of the business of Applicant and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to Applicant and its Restricted Subsidiaries taken as a whole.

(d)             Compliance with Laws, etc.  Comply, and cause each Restricted Subsidiary to comply, with the requirements of all Applicable Laws (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws), noncompliance with which would have a Material Adverse Effect.

(e)             Compliance with ERISA and the Code.  Comply, and cause each of its ERISA Affiliates to comply, with the minimum funding standards under ERISA with respect to its Pension Plans and use its best efforts, and cause each ERISA Affiliate to use its best efforts, to comply with all other applicable provisions of ERISA and the Code and the regulations and interpretations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

(f)             Compliance with Contracts, etc.  Perform, and cause each Restricted Subsidiary to perform, all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except where the failure to do so would not have a Material Adverse Effect.

(g)             Access to Properties.   Permit, and cause its Restricted Subsidiaries to permit, any representatives designated by Issuer, upon reasonable prior notice to Applicant, to visit the properties of Applicant or any Restricted Subsidiary at reasonable times and as often as reasonably requested.

(h)             Conduct of Business.  Engage in, and cause its Restricted Subsidiaries to engage in, only those businesses in which Applicant and its Restricted Subsidiaries are engaged on the date hereof and such other businesses reasonably related or complementary thereto or in furtherance thereof, or in other lines of business which are insignificant when viewed in the overall context of the businesses then engaged in by Applicant and its Restricted Subsidiaries taken as a whole.

(i)             Use of Proceeds.  Ensure that each Credit shall be a letter of credit issued to support obligations, contingent or otherwise, of Applicant or any of its Restricted Subsidiaries.

17.          Negative Covenants.  Until all the Obligations have been paid and satisfied in full, Applicant will not:

(a)             Financial Covenants.

(i)           Maximum Leverage Ratio.  Commencing with the end of the first fiscal quarter ending after the date hereof, permit the Leverage Ratio as of the end of each fiscal quarter to be greater than 0.60 to 1.00

(ii)           Minimum Interest Coverage Ratio.  Commencing with the end of the first fiscal quarter ending after the date hereof, permit the Interest Coverage Ratio as of the end of each fiscal quarter to be less than  3.00 to  1.00.

(b)             Limitations on Liens.  Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(i)           Liens existing on the date hereof and set forth on Schedule 17(b)(i);

(ii)           Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

             (iii)           The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (A) which are not overdue for a period of more than thirty (30) days or (B) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(iv)           Liens consisting of deposits or pledges made in the ordinary course of business (A) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (B) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(v)           Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

(vi)           Liens in favor of Issuer;

(vii)           Liens on the property or assets of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, as long as the outstanding principal amount of any Debt or the outstanding amount of any other obligations secured thereby is not voluntarily increased by such Person after the date such Person becomes a Restricted Subsidiary;

(viii)           Liens on the property or assets of Applicant or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition, construction or improvement on such property or assets, provided that (A) each such Lien shall be created simultaneously with, or within twelve (12) months after, the acquisition (or the completion of the construction or improvement) of the related property or assets; (B) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt;  (C) the principal amount of Debt secured by each such Lien is not increased; and (D) the principal amount of Debt secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired and the costs of any such construction or improvements on such property or assets, as applicable;

(ix)           Liens consisting of judgment or judicial attachment Liens, provided that (A) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (B) adequate reserves for the obligations secured by such Liens have been established and (C) enforcement of such Liens has been stayed;

(x)           Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

(xi)           Liens on property or assets of Applicant or any Restricted Subsidiary securing indebtedness owing to Applicant or any Restricted Subsidiary;

(xii)          Liens on coal reserves leased by Applicant or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

(xiii)         Liens on any Margin Stock purchased or carried by Applicant or any of its Subsidiaries;

(xiv)         The extension, renewal or replacement of any Lien permitted by clauses (i), (vii), or (viii), but only if the principal amount of Debt secured by the Lien immediately prior thereto is not increased and the Lien is not extended to other property;

(xv)          Liens not released, terminated or satisfied of record to the extent the underlying obligation purporting to be secured thereby has been paid or satisfied in full and any obligation to extend credit with respect thereto extinguished;

(xvi)         Liens which are created automatically upon opening a bank account pursuant to the Dutch general banking conditions (Algemene Bankvoorwaarden) in favor of an account bank;

(xvii)         Liens in favor of the Administrative Agent (as defined in the Existing Credit Agreement) under the Existing Credit Agreement; and

(xviii)        In addition to any Lien permitted by clauses (i) through (xvii), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of Applicant or any Restricted Subsidiary so long as the sum of (A) the aggregate principal amount of all such secured Debt plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2010 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by Applicant on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all Sale and

Leaseback Transactions to which Applicant or any of its Restricted Subsidiaries is then a party (including Sale and Leaseback Transactions, if any, entered into pursuant to Section 17(i)), does not exceed fifteen percent (15%) of Consolidated Net Worth; provided that the sale or transfer of (x) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (y) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

(c)             Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets.  (i) Sell or otherwise dispose of, or permit any Restricted Subsidiary to sell or otherwise dispose of, any capital stock or other equity interests or any Debt of any Restricted Subsidiary; (ii) in the case of any Restricted Subsidiary, issue, sell or otherwise dispose of any of such Restricted Subsidiary’s capital stock (other than directors’ qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to Applicant or another Restricted Subsidiary; (iii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (iv) directly or indirectly, or permit any Restricted Subsidiary to directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets to any Person; unless in the case of any transaction described in clauses (i)-(iv) above, after giving effect thereto, all of the following conditions shall be met:

(A)     the Leverage Ratio shall not be greater than 0.60 to 1.00 and the Interest Coverage Ratio shall not be less than 3.00 to 1.00;

(B)     in the case of a merger, amalgamation or consolidation, if Applicant is a party thereto, Applicant shall be the surviving entity;

(C)     in the case of a liquidation, winding-up or dissolution, any Restricted Subsidiary may liquidate, wind-up or dissolve itself pursuant to any Debtor Relief Laws or otherwise (but Applicant shall not liquidate, wind-up or dissolve for any reason whatsoever); and

(D)     no Default or Event of Default has occurred and is continuing.

provided that the conditions of this Section 17(c) and Section 17(e) are satisfied, none of the foregoing provisions shall be deemed to prohibit Applicant or any of its Restricted Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by Section 17(b)(x).

(d)             Transactions with Affiliates.  Except as permitted in Section 17(j)(x), engage, or permit any Restricted Subsidiary to engage, directly or indirectly, in any material transaction with an Affiliate (other than Applicant or any Restricted Subsidiary) on terms more favorable to the Affiliate than would have been obtainable in arm’s-length dealing.

(e)             Compliance with Regulations T, U and X.  In the case of Applicant and any Subsidiary of Applicant, purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event or condition if such action, event or condition would result in this Agreement, the issuance of any Credit, the use of the proceeds thereof or the other transactions contemplated hereby violating Regulation T, U or  X.

(f)             Hedging Agreements.  Enter into or permit to exist, or permit any Restricted Subsidiary to enter into or permit to exist, Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the businesses of Applicant and its Restricted Subsidiaries.

(g)             ERISA.

(i)           Terminate, or permit any of its ERISA Affiliates to terminate, any Pension Plan under circumstances which would reasonably result in a material liability of Applicant or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC;

(ii)           Engage, or permit any of its Subsidiaries or any Pension Plan to engage, in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section  4975 of the Code) that would reasonably result in material liability of Applicant or any of its Restricted Subsidiaries;

(iii)           Fail, or permit any of its Restricted Subsidiaries to fail, to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal);

(iv)           Completely or partially withdraw, or permit any of its ERISA Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material withdrawal liability under Title  IV of ERISA; or

(v)           Enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material liability to Applicant or any ERISA Affiliate.

For purposes of this Section 17(g), an amount is material if it would have a Material Adverse Effect after aggregation with all other liabilities described in this Section 17(g).

(h)             Limitations on Acquisitions.  Acquire, or permit any Restricted Subsidiary to acquire, all or any portion of the capital stock or other ownership interest in any Person which is not then a Restricted Subsidiary or any assets collectively constituting a business unit of a Person which is not then a Restricted Subsidiary, unless after giving effect to such acquisition on a pro forma basis, no Default or Event of Default has occurred and is continuing.

(i)             Sale Leaseback Transactions.  Sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by Applicant or any Restricted Subsidiary on the date hereof to any Person (other than Applicant or any Restricted Subsidiary) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease Rentals, discounted to present value at ten percent (10%), compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2010 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by Applicant or any Restricted Subsidiary on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which Applicant or any of its Restricted Subsidiaries is then a party, plus  (C) the aggregate principal amount of all Debt of Applicant or any Restricted Subsidiary secured by Liens incurred in reliance on Section 17(b)(xviii), would exceed ten percent (10%) of Consolidated Net Worth.

(j)             Limitations on Investments.  Make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

(i)            cash and Cash Equivalents;

(ii)           current assets generated in the ordinary course of business;

(iii)           accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(iv)           Investments consisting of capital stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(v)           advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(vi)          advances or loans to directors, officers and employees that do not exceed $25,000,000 in the aggregate at any one time outstanding;

(vii)         advances or loans to customers and suppliers in the ordinary course of business in an aggregate amount consistent with the past practice of the Person making such advance or loan;

(viii)         loans to shareholders intended to constitute dividends on, or payment on account of, any capital stock;

(ix)          Investments or Support Obligations by Applicant and its Restricted Subsidiaries existing on the date hereof;

(x)           Investments by Applicant or its Restricted Subsidiaries in Applicant or any other Subsidiary (provided that such Investment would not otherwise constitute a breach of Section 17(h));

(xi)           Support Obligations of Applicant or its Restricted Subsidiaries for the benefit of Applicant or any other Subsidiary;

(xii)           acquisitions permitted by Section 17(h) and Investments consisting of capital stock, obligations, securities or other property received in connection with any merger, sale or other combination permitted by Section 17(c);

(xiii)           Investments in connection with the management of Pension Plans and other benefit plans of Applicant and its Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust);

(xiv)           Hedging Agreements permitted by Section 17(f);

(xv)           advances or loans to any Person with respect to the deferred purchase price of property, services or other assets in dispositions permitted by Section 17(c); and

(xvi)           Investments of a nature not contemplated in the foregoing subsections (i) through (xv) in an aggregate amount not to exceed ten percent (10%) of Consolidated Net Worth as of the end of the Fiscal Year most recently ended for which audited financial statements are available.

(k)             Limitations on Consolidated Debt.  Create, issue, incur, assume, become liable in respect of or suffer to exist Consolidated Debt in an aggregate principal amount exceeding $950 million at any time outstanding.

18.          Events of Default.  Each of the following shall constitute an “Event of Default”, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a)             Default in Payment of Principal of or Interest or Fees.  Applicant shall default in any payment of principal of, or any interest or fees due hereunder in connection with its reimbursement obligations when and as due (whether at maturity, by reason of acceleration or otherwise), and such default shall continue unremedied for three (3) Business Days.

(b)             Other Payment Default.  Applicant shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of any Obligation (except as specified in Section 18(a)) and such default shall continue unremedied for three (3) Business Days after written notice thereof from Issuer.

(c)             Misrepresentation.  Any representation, warranty or statement made or deemed to be made by Applicant under this Agreement, or any amendment hereto or in any certificate delivered to Issuer pursuant hereto and thereto, shall at any time prove to have been incorrect in any material respect when made or deemed made.

(d)             Default in Performance of Certain Covenants.  Applicant shall default in the performance or observance of any covenant or agreement contained in (i) Sections 17(a), 17(c), 17(e) or 17(h) or (ii) Section 17(k) and such default under this clause (ii) shall continue unremedied for a period of three (3) Business Days.

(e)             Default in Performance of Other Covenants and Conditions.  Applicant shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in Sections 18(a) through 18(d)) and such default shall continue for a period of thirty (30) days after the earlier of a Responsible Officer having actual knowledge of such default or receipt by Applicant of written notice thereof from Issuer.

(f)             Debt Cross-Default.  An “Event of Default” shall occur under the Existing Credit Agreement (as defined under the Existing Credit Agreement).

(g)             Change in Control.  A Change in Control shall have occurred.

(h)             Voluntary Bankruptcy Proceeding.  Applicant shall (i) commence a voluntary case under any Debtor Relief Laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(i)             Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against Applicant in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Law, (ii) any writ or warrant of attachment, distraint or execution or similar process against all or any substantial part of the assets of Applicant and is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) the appointment of a trustee, receiver, custodian, liquidator or the like for Applicant or for all or any substantial part of its assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any such Debtor Relief Laws) shall be entered.

(j)             Similar Events.  Any event occurs or any proceeding is taken with respect to Applicant in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events set forth in Section 18(h) or 18(i).

(k)             Judgment.  A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $25,000,000 in any Fiscal Year shall be entered against Applicant or any Restricted Subsidiary by any court and such judgment or order shall not, within sixty (60) days after entry thereof, be bonded, discharged or stayed pending appeal, or shall not be discharged within sixty (60) days after the expiration of such stay.

(l)             ERISA.  An event described in each clause (i), (ii) and (iii) below shall have occurred:  (i) any Pension Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 and an event described in subsection 62, 63, 64, 65, 66, 67 or 68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Pension Plan within the following thirty (30) days, any Pension Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed to administer such Pension Plan, any Pension Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Pension Plan shall terminate for purposes of Title IV of ERISA, any Pension Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Pension Plan or a Foreign Pension Plan has not been timely made, Applicant or any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Pension Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or Applicant or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Pension Plans or Foreign Pension Plans; (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest or a liability or a material risk of such a Lien being imposed, such security interest being granted or such liability being incurred, and (iii) such Lien, security interest or liability, individually, or in the aggregate, has a Material Adverse Effect.

(m)             Debt Cross-Default.  Applicant or any Restricted Subsidiary shall  (i) default in the payment when due, beyond any grace period permitted from time to time, of any Debt (other than Debt incurred by Applicant under this Agreement) heretofore or hereafter issued, assumed, guaranteed, contracted or incurred by it, and the aggregate amount of such Debt equals or exceeds $25,000,000 (or equivalent), (ii) default in the performance or observance of any other covenant or provision of any agreement or instrument under or by which any Debt (other than Debt incurred by Applicant under this Agreement) is created, evidenced or secured, if the effect of such default pursuant to this clause (ii) is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on its or their behalf) to cause, and such holder or holders (or a trustee or agent on its or their behalf) does cause, such Debt to become due prior to its stated maturity, and the aggregate amount of the Debt the maturity of which is so accelerated pursuant to this clause (ii) equals or exceeds $25,000,000 (or equivalent), or (iii) be required to prepay, repurchase, defease or redeem any Debt (other than (A) Debt incurred by Applicant under this Agreement, (B) the redemption of any preferred stock classified as Debt pursuant to any mandatory redemption provision, and (C) any conversion of Debt (including preferred stock classified as Debt) to capital stock pursuant to any conversion right or option) prior to the maturity thereof other than by regularly scheduled principal payments if the aggregate amount of such Debt which is required to be prepaid, repurchased, defeased or redeemed equals or exceeds $25,000,000.

19.          Remedies.  If any Event of Default shall have occurred and is continuing, Issuer in its sole discretion may take any one or more of the following actions: (a) declare the Committed Amount and any or all other Obligations then outstanding or accrued due and payable immediately, without demand upon or notice to Applicant, (b) demand that Applicant cash collateralize the Credits and procure the cancellation of the Credits in accordance with Section 12, and in respect of any collateral provided pursuant to Section 12, exercise any and all of the rights and remedies of a secured party on default under the Uniform Commercial Code of the State of New York (the “UCC”), (c) notify the Beneficiary or any other Person that an Event of Default has occurred and is continuing, whether or not such notice might directly or indirectly precipitate or require any drawing or payment under the Credits, and (d) exercise any and all other rights and remedies available hereunder, at law, in equity, or otherwise to secure, collect, enforce or satisfy the Obligations.  If an Event of Default described in Section 18(h), 18(i) or 18(j) shall have occurred, then the Committed Amount and all other Obligations then outstanding or accrued shall become due and payable immediately and automatically, and the obligations of Applicant to cash collateralize the Credits and procure the cancellation of the Credits in accordance with Section 12 shall automatically become effective, in each case, without any further act of Issuer.

20.          Nonimpairment.  Applicant further agrees that Issuer’s rights, remedies and powers hereunder shall continue unimpaired and that Applicant shall be and remain obligated in accordance with the terms hereof notwithstanding the partial exercise by Issuer of any right, remedy or power, hereunder, at any time or times, or of any rights or interests therein, or any delay, extension of time, renewal, release, substitution or addition of parties, compromise or other indulgence granted by Issuer, in reference to any of the Obligations, or any promissory note, draft, document, bill of exchange or other instrument given in connection therewith.

21.          Waiver of Immunity.  To the extent that Applicant, or any of its assets, now has or hereafter acquires any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Applicant’s domicile or elsewhere, to enforce or collect upon any Obligation or any other liability or obligation of Applicant related to or arising from the transactions contemplated by this Agreement or any other agreement relating to the transactions contemplated herein, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Applicant hereby expressly and irrevocably waives, to the extent permitted by law, any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Applicant’s domicile or elsewhere.

22.          Notices; Applicant Status; Interpretation; Severability; Multiple Roles.

(a)             All notices and communications hereunder shall be in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be deemed to have been delivered (i) on the date of delivery if delivered by hand, (ii) on the Business Day of (or next following) transmission when transmitted or sent by telecopy, (iii) on the next Business Day after delivery to a recognized overnight courier service and (iv) on the fifth (5th) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to Issuer as understood by Issuer will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Issuer or Applicant may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b)             Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to Applicant:	The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226 Telephone: (804) 289-9600 Telecopier: (804) 289-9760 Attention: Treasurer

If to Issuer:	HSBC Bank USA, N.A. 1130 Connecticut Avenue, N.W., 12th Floor Washington, D.C. 20036 Telecopier: (212) 642-0334 Attention: Reed R. Menefee

(c)             Issuer may treat each Person that signs this Agreement on behalf of Applicant and each other Person authorized to act generally for Applicant or specifically in the matter as actually authorized to act for Applicant in amending this Agreement, in authorizing Issuer to amend any Credit, waive any discrepancy, pay or otherwise act under any Credit, in receiving any notice (including service of process) in connection with this Agreement, and in agreeing to indemnify Issuer for any action or inaction taken or proposed.  Any change in the identity of Persons authorized to act for Applicant shall be ineffective until Issuer is notified in writing of such change.  Issuer is not obligated to recognize the authenticity of any request purportedly made by Applicant to issue, amend, honor or otherwise act on any Credit that is not evidenced to Issuer’s satisfaction by a writing originally signed by Applicant or by a message authenticated to Issuer’s satisfaction.  Without limiting the foregoing, the officers of Applicant listed in any resolution or secretary’s or incumbency certificate subsequently provided to Issuer are specifically authorized by Applicant to request the issuance of Credits for the account of Applicant.

(d)             In addition to Section 14, Applicant represents and warrants that: (i) it acts for itself or for one of its Restricted Subsidiaries and for no other Person in requesting issuance of any Credit for its accounts; (ii) it may be identified in any Credit as the “applicant”, “account party”, or “customer” at whose request and for whose account such Credit is issued; (iii) it alone has standing to enforce this Agreement against Issuer or to otherwise assert the rights and remedies of an applicant, including to sue for an injunction against honor of any Credit and (iv) it shall be liable to Issuer for all Obligations hereunder regardless of whether or not any Credit is issued for the account of a Restricted Subsidiary of Applicant.

(e)             In this Agreement: (i) headings are included only for convenience and are not interpretative; (ii) the term “including” means “including without limitation”; (iii) the term “Credit” includes any amendment, extension or replacement authorized by its terms or by consent of Applicant and, at Issuer’s option, any pre-advice thereof; (iv) the term “Agreement” means this agreement as amended, supplemented or otherwise modified from time to time, including the application for any Credit; and (v) references to a specific article or rule of the UCP include any equivalent article or rule in any successor revision of the UCP or the equivalent provision in any other practice rules.

(f)             If any provision of this Agreement is held illegal or unenforceable, the validity of the remaining provisions shall not be affected.

(g)             Issuer and its Affiliates offer a wide range of financial and related services, which may at any time include back-office processing services on behalf of financial institutions, letter of credit beneficiaries, and other customers.  Some of these customers may be Applicant’s counter-parties or competitors.  Applicant acknowledges and agrees that Issuer and its Affiliates may perform more than one role in relation to any Credit.

23.           Successors and Assigns; Etc.  This Agreement shall be binding upon Applicant and its successors and assigns once it is signed by Applicant, and shall inure to the benefit of and be enforceable by Issuer and its successors and permitted assigns, whether or not Issuer issues any Credits for Applicant.  Applicant agrees that delivery of a signed copy of this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original of this Agreement.  Applicant shall not transfer or otherwise assign any of its rights or obligations under this Agreement without Issuer’s prior written consent, which may be provided in Issuer’s sole and absolute discretion.  Issuer may assign its rights and obligations under this Agreement or any Credit, in whole or in part upon prior written notice to Applicant and with Applicant’s prior written consent (such consent not to be unreasonably withheld); provided, however, that no consent of Applicant shall be required for an assignment (1) to an Affiliate of Issuer or (2) if an Event of Default has occurred and is continuing.  Applicant may continue to deal solely and directly with Issuer in connection with the rights and obligations so assigned until payments instructions, addresses and related information with respect to such assignee have been given to Applicant by Issuer and assignee.  This Agreement shall not be construed to confer any right or benefit upon any Person other than Issuer, the Indemnified Parties and Applicant and their respective successors and permitted assigns.

24.          Modification; No Waiver.  None of the terms of this Agreement may be waived, terminated or amended orally, by course of dealing, or otherwise, except in a writing signed by the party against whose interest the term is waived, terminated or amended.  Forbearance, failure or delay by Issuer in the exercise of a right or remedy shall not constitute a waiver, nor shall any exercise or partial exercise of any right or remedy preclude any further exercise of that or any other right or remedy.  Any waiver or consent by Issuer shall be effective only in the specific instance and for the specific purpose for which it is given.

25.          Entire Agreement; Remedies Cumulative.  This Agreement and each Application constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or simultaneous agreements, written or oral, with respect to the subject matter hereof.  All rights and remedies of Issuer and all obligations of Applicant under or connection with this Agreement and any other documents delivered in connection with this Agreement are cumulative and in addition to those provided or available at equity or under any applicable law, including the practices specified in Section 27 hereof and the law relative to estoppel, mistake, unjust enrichment, subrogation, reimbursement, restitution, warranties on presentation, and mitigation of loss or damage.  Issuer may pursue its rights and remedies separately, successively in any order, or concurrently.

26.          Continuing Agreement; Termination.  This is a continuing agreement and shall remain in full effect until Issuer’s receipt of written notice of termination from Applicant specifically referring to this Agreement.  Termination shall not release Applicant from any liability for Obligations existing on the date on which Issuer receives or delivers the termination notice, as applicable, or resulting from or incidental to any Credit.  Applicant may not terminate this Agreement so long as (i) any Credit issued hereunder remains outstanding, has not expired or been fully drawn and there remains any obligation of Issuer under any Credit to honor any presentations, and (ii) any Obligations remain outstanding and/or have not been satisfied in full.  Provisions of this Agreement relating to Taxes, indemnities, payment of costs and expenses, waivers of immunity, jurisdiction, and waiver of trial by jury shall survive any termination of this Agreement, expiration of the Credits, and payment of all the Obligations.

27.          Governing Law; Practice; UCP.

(a)             This Agreement and the rights and obligations of Applicant and Issuer hereunder shall be governed by and subject to the laws of the State of New York (including, as to each Credit, Article 5 of the UCC) and applicable federal laws of the United States of America, without regard to principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).

(b)             Applicant agrees that Issuer may issue any Credit subject to the UCP.  Each of Issuer’s and Applicant’s privileges, rights and remedies under the UCP shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)             To the extent permitted by applicable law, (i) this Agreement shall prevail in case of conflict with the UCP or UCC and (ii) the UCP shall prevail in the case of conflict between the UCP and UCC.

28.           Jurisdiction; Service of Process; Enforcement; Limitations Period.

(a)             Applicant consents and submits to the non-exclusive jurisdiction of any state or federal court sitting in New York County, in the State of New York, for itself and in respect of its property.  Applicant agrees not to bring any action or proceeding against Issuer in any court or other forum not described in the first sentence of this paragraph.  Applicant waives any objection to venue or any claim of forum non conveniens with respect to any action or proceeding in any court described in this Section 28(a).

(b)             Applicant agrees that any service of process may be served upon it by mail or hand delivery to the address for notices to Applicant under this Agreement.

(c)             Applicant agrees that nothing in this Agreement shall affect Issuer’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Applicant in any other jurisdiction.

(d)             Applicant agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment.

29.          Confidentiality.  Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process (after providing notice to Applicant, to the extent applicable, to permit an opportunity to seek a protective order or injunctive relief), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 29, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of Applicant or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 29 by the disclosing party or (ii) becomes available to Issuer on a nonconfidential basis from a source other than Applicant unless Issuer has actual knowledge that the disclosure of such Information by such source constituted a breach of an obligation of such source to maintain confidentiality of such Information.  For the purposes of this Section 29, “Information” means all information received from Applicant or any of its Subsidiaries relating to Applicant or its business, other than any such information that is available to Issuer on a nonconfidential basis prior to disclosure by Applicant or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section 29 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

30.          US Patriot Act.  Issuer hereby notifies Applicant that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Applicant, which information includes the name and address of Applicant and other information that will allow Issuer to identify Applicant in accordance with the Act.

31.          JURY TRIAL WAIVER.  EACH OF APPLICANT AND ISSUER (BY ITS ACCEPTANCE OF THIS AGREEMENT OR ISSUANCE OF EACH CREDIT) WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM, COUNTERCLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT, OR ANY DEALINGS WITH ONE ANOTHER RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been executed under seal as of the date first written above.

Applicant:

THE BRINK’S COMPANY, a Virginia corporation

By:	/s/ Jonathan A. Leon
Jonathan A. Leon
Treasurer

HSBC BANK USA, N.A.

By:	/s/ Reed R. Menefee
Reed R. Menefee
Vice President

Schedule 14(f)

Subsidiaries of The Brink’s Company

as of January 20, 2012

(The subsidiaries listed below are owned 100%, directly or indirectly, by The Brink’s Company unless otherwise noted.)

Schedule 14(f)-1

SUBSIDIARIES OF THE BRINK’S COMPANY
AS OF JANUARY 20, 2012

(The subsidiaries listed below are owned 100%, directly or indirectly, by The Brink’s Company unless otherwise noted.)

Company	Jurisdiction of Incorporation

The Pittston Company	Delaware
Glen Allen Development, Inc.	Delaware
Liberty National Development Company, LLC (32.5%)	Delaware
New Liberty Residential Urban Renewal Company, LLC (17.5%)	New Jersey
Pittston Services Group Inc.	Virginia
Brink’s Holding Company	Delaware
Brink’s, Incorporated (“BI”)	Delaware
Brink’s Delaware, LLC	Delaware
Brink’s Express Company	Illinois
Security Services (Brink’s Jordan) Company Ltd (95%)	Jordan
Servicio Pan Americano de Protección S.A. de C.V. (“Serpaprosa”) (by Trust,
BI is Settlor of Trust) (99.75%)	Mexico
Aeroflash Mensajeria, S.A. de C.V. (99.75%)	Mexico
Inmobiliaria, A.J., S.A. de C.V. (99.75%)	Mexico
Operadora Especializada de Transportes, S.A. de C.V. (99.75%)	Mexico
Procesos Integrales en Distribución y Logística, S.A. de C.V. (99.75%)	Mexico
Productos Panamericanos de Proteccion, S.A. de C.V. (99.75%)	Mexico
Brink’s St. Lucia Ltd. (26%)	St. Lucia
Brink’s Security International, Inc. (“BSI”)	Delaware
Brink’s Brokerage Company, Incorporated	Delaware
Brink’s C.l.S., Inc.	Delaware
Brink’s Global Services International, Inc.	Delaware
Brink’s Global Services KL, Inc.	Delaware
Brink’s Global Services USA, Inc.	Delaware
Brink’s International Management Group, Inc.	Delaware
Brink’s Network, Incorporated	Delaware
Brink’s Vietnam, Incorporated	Delaware
Brink’s Philippines, Inc.	Delaware
Brink’s Ukraine, Inc.	Delaware
Brink’s Argentina S.A.	Argentina
Brink’s Seguridad Corporativa S.A. (95%)	Argentina
Brink’s Asia Pacific Limited	Hong Kong
Brink’s Australia Pty Ltd	Australia
A.C.N. 081 163 108 Pty Ltd	Australia
Brink’s Belgium S.A.	Belgium
Cavalier Insurance Company Ltd.	Bermuda
Brink’s Global Services FZE	Dubai (UAE)
Brink’s EMEA SAS	France
Brink’s Beteiligungsgesellschaft mbH	Germany
Brink’s Transport & Service GmbH	Germany
Brink’s Deutschland Cash Services GmbH	Germany
Brink’s Deutschland GmbH	Germany
Brink’s Sicherheit GmbH	Germany
Brink’s Far East Limited	Hong Kong
Brink’s Arya India Private Limited (78%)	India
Brink’s Ireland Limited	Ireland
Brink’s Security Services Ireland Limited	Ireland
Brink’s Holdings Limited	Israel
Brink’s (Israel) Limited (70%)	Israel
Brink’s Diamond & Jewellery Services (International) (1993) Ltd.	Israel
Brink’s Global Services S.r.L.	Italy
Brink’s Japan Limited	Japan
Brink’s Luxembourg S.A.	Luxembourg
Brink’s Security Luxembourg S.A.	Luxembourg

Schedule 14(f)-2

Company	Jurisdiction of Incorporation

BK Services S.a.r.l.	Luxembourg
Brink’s Global Services S.A. de C.V.	Mexico
Brink’s International, C.V. (“BICV”, BSI is General Partner)	Netherlands
Brink’s Chile, S.A. (74%, BICV is beneficial owner)	Chile
Organismo Tecnico de Capacitacion Brink’s SpA (74%)	Chile
Brink’s de Colombia S.A. (58%, BICV is beneficial owner)	Colombia
Domesa de Colombia S.A. (59%)	Colombia
Procesos & Canje S.A. (58%)	Colombia
Sistema Integrado Multiple de Pago Electronicos S.A.
(“SIMPLE S.A.”)(14.5%)	Colombia
Brink’s Canada Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Canada Limited	Canada
Threshold Financial Technologies Inc.	Canada
Brink’s Security Services, B.V.	Netherlands
Centro Americana de Inversiones Balboa, C.A. (BICV is beneficial owner)	Panama
Hermes Transporte Blindados S.A. (36%)	Peru
Brink’s Dutch Holdings, B.V. (BICV is beneficial owner)	Netherlands
Brink’s Hellenic Holdings, B.V. (“BHH”)	Netherlands
Athena Marathon Holdings, B.V. (“AMH”)	Netherlands
Apollo Acropolis Holdings, B.V. (“AAH”)	Netherlands
Brink’s Bolivia S.A.	Bolivia
Hermes Delphi Holdings, B.V, (“HDH”)	Netherlands
Zeus Oedipus Holdings, B.V. (“ZOH”)	Netherlands
Brink’s Hellas Commercial S.A. – Information Technology Services
(“Brink’s Hellas SA”) (14.3% each BHH, AMH, AAH, HDH, ZOH,
Brink’s Dutch Holdings, B.V., Brink’s Canada Holdings, B.V.)	Greece
Brink’s Hermes Cash & Valuable Services S.A.
(“Brink’s Cash & Valuable Services SA”)	Greece
Brink’s Hermes Security Services SA (“Brink’s Security
Services S.A.”)	Greece
Brink’s Hermes Aviation Security Services S.A.
(“Brink’s Aviation Security Services S.A.”) (70%)	Greece
Hellenic Central Station SA - Reception & Processing
Centre of Electronic Signals (“Hellenic Central Station”)
(10%)	Greece
Brink’s C.L. Polska Sp.zo.o	Poland
Brink’s C.L. Hungaria Limited	Hungary
Brink’s RUS Holding B.V. (70%)	Netherlands
Limited Liability Company Brink’s Management (70%)	Russian Federation
Limited Liability Company Brink’s (70%)	Russian Federation
Non Banking Credit Organization BRINKS (Limited Liability	Russian
Company) (70%)	Federation
Servicio Pan Americano de Proteccion C.A. (61%, BICV is beneficial owner)	Venezuela
Aeropanamericano, C.A. (61%)	Venezuela
Aero Sky Panama, S.A. (61%)	Panama
Artes Graficas Avanzadas 98, C.A. (61%)	Venezuela
Blindados de Zulia Occidente, C.A. (61%)	Venezuela
Blindados de Oriente, S.A. (61%)	Venezuela
Blindados Panamericanos, S.A. (61%)	Venezuela
Blindados Centro Occidente, S.A. (61%)	Venezuela
Documentos Mercantiles, S.A. (61%)	Venezuela
Instituto Panamericano, C.A. (61%)	Venezuela
Intergraficas Panama, S.A. (61%)	Panama
Panamericana de Vigilancia, S.A. (61%)	Venezuela
Transportes Expresos, C.A. (61%)	Venezuela
Brink’s Panama S.A.	Panama
Inmobiliaria Brink’s Panama S.A.	Panama
Brink's Poland Security Services Sp.zo.o.	Poland
Brink’s Puerto Rico, Inc.	Puerto Rico

2

Schedule 14(f)-3

Company	Jurisdiction of Incorporation

Brink’s International Holdings AG	Switzerland
Bolivar Business S.A. (61%)	Panama
Domesa Courier Corporation (61%)	Florida
Panamerican Protective Service Sint Maarten, N.V. (61%)	Sint Maarten
Radio Llamadas Panamá, S.A. (61%)	Panama
Servicio Panamericano de Protección Curacao, N.V. (61%)	Curacao
Domesa Curacao, N.V. (61%)	Curacao
Domesa Servicio Pan Americano de Proteccion
Brink’s Aruba, N.V. (61%)	Aruba
Servicio Panamericano de Vigilancia Curacao, N.V. (61%)	Curacao
Brink’s France SAS	France
Altair Securite	France
Brink’s (Mauritius) Ltd	Mauritius
Brink’s Antilles Guyane S.A.R.L.	Guadeloupe
Brink’s Contrôle Sécurité Réunion S.A.R.L.	St. Denis
Brink’s Évolution S.A.R.L.	France
Est Valeurs SAS	France
Brink’s Formation S.A.R.L.	France
Brink's Guarding Maroc S.A.S.	Morocco
Kheops SAS	France
Brink’s Madagascar S.A. (60%)	Madagascar
Brink’s Maroc S.A.	Morocco
Brink’s Qatar L.L.C. (49%)	Qatar
Brink’s Réunion S.A.R.L.	St. Denis
Brink’s Security Services SAS	France
Brink’s Teleservices SAS	France
Cyrasa Servicios de Control SA	Spain
Maartenval NV	Sint Maarten
Protecval S.A.R.L.	France
Security & Risk Management Training Centre Ltd	Mauritius
Brink’s Global Services Antwerp	Belgium
Brink’s Kenya Limited	Kenya
Brink’s Switzerland Ltd.	Switzerland
Brink’s Diamond & Jewelry Services BVBA	Belgium
Transpar – Brink’s ATM Ltda.	Brazil
BGS – Agenciamento de Carga e Despacho Aduaneiro Ltda.	Brazil
Brink’s-Seguranca e Transporte de Valores Ltda.	Brazil
BVA-Brink’s Valores Agregados Ltda.	Brazil
Brink’s Hong Kong Limited	Hong Kong
Brink’s (Shanghai) Finance Equipment Technology Services Co. Ltd.	China
Brink’s Diamond (Shanghai) Company Limited	China
Brink’s Finance Equipment (Shenzhen) Limited	China
Brink’s Jewellery Trading (Shanghai) Company Limited	China
Brink’s Security Transportation (Shanghai) Company Limited	China
Brink’s Global Services Korea Limited – Yunan Hoesa Brink’s Global (80%)	Korea
Brink’s Nederland B.V.	Netherlands
Brink’s Geldverwerking B.V.	Netherlands
Brink’s Houten B.V.	Netherlands
Brink’s Singapore Pte Ltd	Singapore
Brinks (Southern Africa) (Proprietary) Limited	South Africa
Brinks Armoured Security Services (Proprietary) Limited	South Africa
ePago International Inc.	Panama
Brink’s e-Pago Tecnologia Ltda.	Brazil
Corporación ePago de Venezuela, C.A.	Venezuela
e-Pago de Colombia S.A. (75%)	Colombia
Brink’s ePago S.A. de C.V.	Mexico
Brink’s Global Services (BGS) Botswana (Proprietary) Limited	Botswana
ICD Limited (55%)	China
Asia Security Products Limited (55%)	Hong Kong
ICD Americas, Inc. (55%)	Florida
ICD Engineering (Beijing) Co., Ltd. (55%)	China
ICD Systems (Shanghai) Ltd. (55%)	China

3

Schedule 14(f)-4

Company	Jurisdiction of Incorporation

ICD Security Solutions (HK) Limited (55%)	Hong Kong
ICD Security Solutions (India) Private Ltd. (55%)	India
ICD Security Solutions Pte. Ltd. (55%)	Singapore
Brink’s Macau Limited	Macao
Brink’s Taiwan Security Limited	Taiwan
Brink’s (Thailand) Limited (40%)	Thailand
Brink’s Global Technology Limited	Thailand
Brink’s Guvenlik Hizmetleri Anonim Sirketi	Turkey
Brink’s Europe Limited	U.K.
Brink’s (UK) Limited	U.K.
Brink’s Commercial Services Limited	U.K.
Brink’s Diamond & Jewellery Services Limited	U.K.
Brink’s Limited	U.K.
Brink’s (Scotland) Limited	U.K.
Brinks Limited W.L.L.	Bahrain
Brink’s Security Limited	U.K.
Quarrycast Commercial Limited	U.K.
Brink’s Global Services, Ltd.	U.K.
Tepuy Inmobiliaria VII, C.A.	Venezuela
BAX Holding Company	Virginia
Brink’s Administrative Services Inc.	Delaware
Pittston Minerals Group Inc.	Virginia
Pittston Coal Company	Delaware
Heartland Coal Company	Delaware
Maxxim Rebuild Company, Inc.	Delaware
Pittston Forest Products, Inc.	Virginia
Addington, Inc.	Kentucky
Appalachian Mining, Inc.	West Virginia
Molloy Mining, Inc.	West Virginia
Vandalia Resources, Inc.	West Virginia
Pittston Coal Management Company	Virginia
Pittston Coal Terminal Corporation	Virginia
Pyxis Resources Company	Virginia
HICA Corporation	Kentucky
Holston Mining, Inc.	West Virginia
Motivation Coal Company	Virginia
Paramont Coal Corporation	Delaware
Sheridan-Wyoming Coal Company, Incorporated	Delaware
Thames Development Ltd.	Virginia
Buffalo Mining Company	West Virginia
Clinchfield Coal Company	Virginia
Dante Coal Company	Virginia
Eastern Coal Corporation	West Virginia
Elkay Mining Company	West Virginia
Jewell Ridge Coal Corporation	Virginia
Kentland-Elkhorn Coal Corporation	Kentucky
Meadow River Coal Company	Kentucky
Pittston Coal Group, Inc.	Virginia
Ranger Fuel Corporation	West Virginia
Sea “B” Mining Company	Virginia
Pittston Mineral Ventures Company	Delaware
PMV Gold Company	Delaware
Pittston Mineral Ventures International Ltd.	Delaware
Mineral Ventures of Australia Pty Ltd.	Australia

4

NOTE:  Subsidiaries that are not majority owned do not constitute “Subsidiaries” for the purposes of this Schedule.  They have been left on the Schedule so as to make the ownership structure clear.

Schedule 14(f)-5

Schedule 17(b)(i)

Existing Liens

Liens on facilities and equipment of Applicant and certain of its Restricted Subsidiaries representing Capital Lease Obligations in the aggregate amount of approximately $95.4 million.

Schedule 17(b)(i)-1

Exhibit 1

Form of Standby Letter of Credit

[see attached]

Exhibit 1-1

Exhibit 2

Form of Application for Standby Letter of Credit

APPLICATION FOR IRREVOCABLE STANDBY LETTER OF CREDIT

To:	HSBC Bank USA, National Association Trade and Supply Chain 2 Hanson Place, 14th Floor Brooklyn, NY 11217
L/C NO.
(FOR BANK USE ONLY)
DATE:

Please issue for our account an irrevocable Standby Letter of Credit as set forth below by:
☐ AIRMAIL	☐ AIRMAIL, VIA COURIER	☐ AIRMAIL, WITH SHORT PRELIMINARY CABLE ADVICE	☐ FULL CABLE
FOR ACCOUNT OF (APPLICANT)
IN FAVOR OF (BENEFICIARY)	AMOUNT
TYPE OF CURRENCY
AMOUNT IN NUMBERS AND WORDS

DRAFTS MUST BY PRESENTED TO DRAWEE’S COUNTERS (AS INDICATED ABOVE) ON OR BEFORE THE EXPIRATION DATE OF:
AVAILABLE BY DRAFTS AT SIGHT DRAWN ON YOURSELVES ACCOMPANIED BY THE FOLLOWING DOCUMENTS:
☐	NONE
☐	BENEFICIARY’S SIGNED STATEMENT, WORDED AS FOLLOWS (KINDLY STATE EXACT WORDING THAT IS TO APPEAR ON THE STATEMENT ACCOMPANYING THE DRAFT).

☐	OTHER DOCUMENTS:

☐	SPECIAL INSTRUCTIONS TO BE AN INTEGRAL PART OF THIS APPLICATION IF NECESSARY, ATTACH ADDENDUM AND SIGN IN ADDITION TO THIS APPLICATION).

We hereby certify that the transactions covered by the Credits are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department or Tax Reform Act of 1976 as amended or the Export Administration Act of 1977 as amended or related laws and regulations thereto and that any transfer of moneys covered by the Credits conforms in every respect with all existing United States laws and Government regulations.

Each Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (UCP) most recently published by the International Chamber of Commerce (ICC) or if so elected by the Applicant in this application, by International Standby Practices 1998, ICC Publication 590 in effect at the same time of the issuance of such Credit (ISP 98).  The provisions herein are supplemental to, and not in substitution of said UCP (or, as applicable, ISP 98) to the extent consistent with the provisions of this Agreement.  This Agreement shall be construed under the laws of New York State, as the same may be in effect from time to time, except to the extent such laws are inconsistent with said UCP (or, as applicable, ISP 98).

“Check the Box” Election
Each Credit shall be subject to (check one):
	☐	International Standby Practices 1998, ICC Publication 590
	☐	Uniform Customs and Practice for Documentary Credits

HSBC Bank USA, N.A.	LC 3 DC (Rev. 3/08) APS #034691

Exhibit 2-1

    IN CONSIDERATION OF THE ESTABLISHMENT OF THE CREDIT SUBSTANTIALLY AS APPLIED FOR HEREIN, WE HAVE READ THE TERMS AND CONDITIONS SET FORTH IN THE COMMITTED LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AGREEMENT DATED AS OF JANUARY __, 2012 AND WE AGREE THAT THEY ARE MADE PART OF THIS APPLICATION FOR A STANDBY LETTER OF CREDIT AND ARE HEREBY ACCEPTED BY US.

FOR BANK USE ONLY	APPROVED
	SIGNATURE			APPLICANT
	PRINT NAME			ADDRESS
	CAP/WLI OFFICER CODE			AUTHORIZED SIGNATURE(S)
	DEPARTMENT			PLEASE SIGN OFFICIALLY
	TELECOMM			ACCOUNT NUMBER

CIN NO. OR TIN/SSN
FACILITY NO
	COST CENTER		PURPOSE CODE	(The following is to be executed if the Applicant is not also the account party)
	PER ANNUM RATE %	CHARGE DDA	SEND BILL	AUTHORIZATION AND AGREEMENT OF ACCOUNT PARTY
	UP FRONT	ARREARS	MONTHLY
	QUARTERLY	SEMI-ANNUAL	ANNUAL
To: HSBC Bank USA, National Association (Bank)
   We join in the request to Bank to issue the Credit described above (Credit), naming us as Account Party.  In consideration thereof, we irrevocably agree that:  (i) the above Applicant has the sole right to give instructions and make agreements and amendments with respect to the foregoing application, the Credit and the disposition of documents and (ii) we shall have no right, claim, set off or defense against Bank or Bank's correspondents respecting any matter arising in connection therewith.  We agree that Applicant is authorized to assign or transfer to Bank all or any part of our obligations arising in connection with this transaction and any security therefor.  Upon such assignment or transfer, Bank will be vested with all power and rights in respect of the obligations and security transferred or rights in respect of the obligations and security transferred or assigned to Bank.

OTHER CHARGES Issuance Fee (Preparation Commission) $
	AMENDMENT FEE		PAYMENT COMMISSION $
PARTICIPATION
	☐ Yes ☐	No	If Yes, Attach Separate Memo
	SIC CODE	COUNTRY OF ULTIMATE RISK

Name
ACCOUNT PARTY – AS INDICATED ON FRONT

Address

By
PLEASE READ AGREEMENT CAREFULLY

Exhibit 2-2

Appendix A

BASELINE CRITERIA

1.           The Credit sets out the initial expiration for such Credit as no later than five (5) Business Days prior to the end of the Availability Period;

2.           The Credit is in a stated amount that is no greater than the Committed Amount and does not allow reinstatement for amounts drawn or any other automatic increases to the stated amount thereof;

3.           The Credit is governed by and subject to the laws of the State of New York in the United States of America and such Credit is subject to the UCP;

4.           The Beneficiary of such Credit (or any legal successor thereof) does not violate Issuer’s “know your customer” and anti - money laundering policies or any such rules and regulations, including without limitation the Act;

5.           The Credit requires payment in a currency acceptable to Issuer;

6.           The Credit does not violate any policies of Issuer of general application or applicable generally to similar customers; and

7.           With respect to a Credit that is an “evergreen” Credit, such Credit either (i) provides that upon expiration or cancellation of such Credit, the Beneficiary shall return the original Credit to Issuer at Issuer’s address provided in the Agreement or (ii) stipulates a final expiration date that cannot be renewed or extended.

Appendix A-1

Appendix B

DEFINITIONS

“Act” has the meaning assigned thereto in Section 30.

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Applicant” has the meaning assigned thereto in the introductory paragraph.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators.

“Applicable LT Rating” means (i) as to Moody’s, its rating of Applicant’s senior, unsecured, long-term, bank credit facility and (ii) as to S&P, its corporate credit rating of Applicant’s senior, unsecured, long-term, non-credit-enhanced debt for borrowed money.

“Application” has the meaning assigned thereto in the introductory paragraph.

“Auto-Extension Letter of Credit” has the meaning assigned thereto in Section 11 hereof.

“Availability Period” means the period commencing on the date hereof and ending on December 31, 2014.

“Baseline Criteria” has the meaning assigned thereto in the introductory paragraph.

“Beneficiary” means any Person designated as a beneficiary under a Credit.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereof).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York.

“Capital Lease” means, with respect to any Person who is a lessee of property, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on the lessee’s balance sheet.

“Capital Lease Obligation” means the amount of the liability that is capitalized in respect of any Capital Lease in accordance with GAAP.

“Cash Equivalents” means (a) demand deposits maintained in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (c) time deposits, certificates of deposit, master notes and bankers acceptances of (i) any lender, (ii) any commercial bank or trust company (or any Affiliate thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or

Appendix B-1

from Moody’s is at least P-2 or the equivalent thereof (any such bank, trust company or Affiliate thereof being an ”Approved Institution”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by Approved Institutions, (g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies), (h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions, or (i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies).

“Change in Control” shall be deemed to have occurred if (i) any “person” or “group” of persons (within the meaning of Section 13(d) and 14(d) of the Exchange Act) shall obtain, directly or indirectly, “beneficial ownership”(as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Applicant, (ii) a majority of the seats on the board of directors of Applicant shall be occupied by persons other than (x) directors on the date of this Agreement, (y) directors whose election or nomination was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of the board or (z) directors whose election or nomination was approved by individuals referred to in clauses (x) and/or (y) above constituting at the time of such election or nomination at least a majority of the board or (iii) there shall have occurred under any indenture or other instrument evidencing Debt for borrowed money of Applicant or any Restricted Subsidiary in excess of $25,000,000 a “change in control”(as defined in such indenture or other instrument evidencing such Debt) beyond any grace period permitted therein obligating Applicant or any Restricted Subsidiary to repurchase, redeem or repay all or any part of such Debt or any capital stock provided for therein.

“Code” means the Internal Revenue Code of 1986.

“Committed Amount” has the meaning assigned thereto in the introductory paragraph.

“Consolidated Debt” means, as of any date of determination, without duplication, all Debt of Applicant and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in Restricted Subsidiaries.

“Consolidated EBITDA” means, for Applicant and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on

Appendix B-2

a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, as applied to Applicant and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases, and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Lease Rentals” means, as of any date of determination, Lease Rentals of Applicant and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income, after taxes, of Applicant and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) any non-cash impairment, valuation allowance, write-up, write-down or write-off in the book value of any assets and (c) any non-cash loss in connection with the disposition of any assets.

“Consolidated Net Worth” means, as of any date, as applied to Applicant and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by Applicant and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets, (iii) any non-cash loss in connection with the disposition of any assets and (iv) unfunded retirement liabilities of Applicant and its Restricted Subsidiaries associated with pension plans and United Mine Workers of America retiree medical plans and black lung obligations; provided further, that the items referred to in clauses (i), (ii) and (iii), shall be excluded only to the extent that such items are recorded following the date hereof.

“Credit” has the meaning assigned thereto in the introductory paragraph.

“Current SEC Reports” means the most recent report on Form 10-K, or any successor form, and any amendments thereto filed by Applicant with the SEC and any reports on Forms 10-Q and/or 8-K, or any successor forms, and any amendments thereto, filed by Applicant with the SEC after the date of such report on Form 10-K.

“Debt” of any Person means at any date of determination, without duplication, the sum of the following determined and calculated in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair

Appendix B-3

market value of the property which is subject to the Lien, (d) all Support Obligations of such Person with respect to Debt of others, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), and (g) the outstanding attributed principal amount under any asset securitization program of such Person.  The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Debtor Relief Laws” means the United States Bankruptcy Code (11 U.S.C. §§101 et seq.) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, extraordinary administration or similar debtor relief laws of the United States or other applicable jurisdictions (U.S. domestic or foreign) from time to time in effect and affecting the rights of creditors generally.

“Default” means any of the events specified in Section 18 which with the passage of time, the giving of notice or both, would constitute an Event of Default.

“Dollars” has the meaning assigned thereto in Section 4(a).

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, binding interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person who together with Applicant is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Exchange Act" means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means the Credit Agreement dated as of July 16, 2010 among Applicant, certain of Applicant’s Subsidiaries, the Lenders from time to time party thereto, Bank of Tokyo-Mitsubishi UFJ Trust Company and Societe Generale, as Co-Documentation Agents, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and Wells Fargo Bank, National Association, as Administrative Agent, an Issuing Lender and Swingline Lender, as defined therein, as amended by that certain First Amendment to Credit Agreement dated as of January 6, 2012.

“Event of Default” has the meaning assigned thereto in Section 18.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of

Appendix B-4

such transactions received by Issuer from three federal funds brokers of recognized standing selected by it.

"Financial Credit" means an irrevocable undertaking by Issuer to guarantee repayment of a financial obligation of Applicant or its Restricted Subsidiaries.

“Fiscal Year” means the fiscal year of Applicant ending on December 31 in any year.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Applicant or any one or more of its Subsidiaries primarily for the benefit of employees of Applicant or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” means generally accepted accounting principles in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated, subject to Section 1.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, in each case whether U.S. domestic or foreign (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any substances or materials (a) which are or become regulated or defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, (d) the discharge or emission or release of which requires a permit or license under any Applicable Law or other Governmental Approval, or (e) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other

Appendix B-5

master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indemnified Liabilities” has the meaning assigned thereto in Section 7.

“Indemnified Party” has the meaning assigned thereto in Section 7.

“Information” has the meaning assigned thereto in Section 29.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending as of such day.

“Internal Control Event” means a “material weakness” (as defined in Statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, Applicant’s internal controls over financial reporting, in each case as described in Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and the accounting and auditing principles, rules, standards and practices promulgated or approved with respect thereto.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

“Issuer” has the meaning assigned thereto in the introductory paragraph.

“Issuer’s Office” has the meaning assigned thereto in Section 4(a).

“L/C Related Documents” has the meaning assigned thereto in Section 8(a).

“Labor Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

“Lease” means a lease, other than a Capital Lease, of real or personal, or real and personal, property.

“Lease Rentals” for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rent or additional rent) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Letter of Credit Fee” has the meaning assigned thereto in Section 3(ii).

“Leverage Ratio” means, as of the date of any determination with respect to Applicant, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date if such date is December 31), of

Appendix B-6

Consolidated Lease Rentals under non-cancellable Leases entered into by Applicant or any of its Subsidiaries, discounted to such December 31 to present value at 10% and net of aggregate minimum non-cancellable sublease rentals, determined on a basis consistent with Note 14 to Applicant’s consolidated financial statements at and for the period ended December 31, 2010, included in Applicant’s 2010 annual report to shareholders, exceeds (B) $400,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a) plus (ii) Consolidated Net Worth as of such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Margin Stock” has the meaning given such term under Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of Applicant and its Restricted Subsidiaries taken as a whole that would impair the ability of Applicant to perform its obligations under any Credit or (b) the rights or remedies of Issuer under any Credit.

“Material Domestic Subsidiary” means any Subsidiary of Applicant which (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) together with its Subsidiaries as of any date of determination, (i) owns more than twenty percent (20%), of the assets and properties of Applicant and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries or (ii) accounts for more than twenty percent (20%) of Consolidated EBITDA.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and is subject to Title IV of ERISA to which Applicant or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six years.

“Obligations” has the meaning assigned thereto in Section 11.

“Other Taxes” has the meaning assigned thereto in Section 6(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of Applicant or any of its ERISA Affiliates.

"Performance Credit" means an irrevocable undertaking by Issuer to make payment in the event Applicant or a Restricted Subsidiary fails to perform a nonfinancial contractual obligation.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

Appendix B-7

“Plan” means, at a particular time, any employee benefit plan that is covered by ERISA, other than a Multiemployer Plan, and in respect of which Applicant or any ERISA Affiliate is (or if such plan were terminated at such time, would, under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Reportable Event”  means an event described in Section 4043(c) of ERISA with respect to a Pension Plan that is subject to Title IV of ERISA other than those events as to which the thirty (30) day notice period is waived under subsection 22, 23, 27, 28, 29, 30, 31 or 35 of PBGC Regulation Section 4043.

“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of Applicant or any other officer of Applicant proposed by Applicant and reasonably acceptable to Issuer.

“Restricted Subsidiary” means:

(i)                any Subsidiary of Applicant at the date of this Agreement other than a Subsidiary designated as an Unrestricted Subsidiary in Schedule 14(f);

(ii)               any other Material Domestic Subsidiary of Applicant;

(iii)              any other Foreign Subsidiary Borrower (as defined in the Existing Credit Agreement);

(iv)              any other Subsidiary of Applicant that is a Guarantor (as defined in the Existing Credit Agreement);

(v)               any other Subsidiary of Applicant that owns, directly or indirectly, any of the capital stock of any Guarantor (as defined in the Existing Credit Agreement); and

(vi)              any other Person that becomes a Subsidiary of Applicant after the date hereof unless prior to such Person becoming a Subsidiary a Responsible Officer of Applicant designates such Subsidiary as an Unrestricted Subsidiary, in accordance with the following paragraph:

A Restricted Subsidiary (other than any Material Domestic Subsidiary or any Subsidiary that owns, directly or indirectly, any of the capital stock of Applicant) may be designated by a Responsible Officer of Applicant as an Unrestricted Subsidiary by written notice to Issuer, but only if (a) the Subsidiary owns no shares, directly or indirectly, of capital stock of Applicant or any Restricted Subsidiary and (b) immediately after such designation, the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.  An Unrestricted Subsidiary may be designated by a Responsible Officer of Applicant as a Restricted Subsidiary by written notice to Issuer, but only if immediately after such designation (x) Applicant shall be in compliance with Section 17(b) and (y) the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means the sale by Applicant or a Restricted Subsidiary to any Person (other than Applicant or any Restricted Subsidiary) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by Applicant or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

Appendix B-8

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Applicant.

“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 17(j)).

“Taxes” has the meaning assigned thereto in Section 6.

“UCC” has the meaning assigned thereto in Section 19.

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Publication No. 600.

“Unfunded Current Liability” of any Pension Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Pension Plan as of the close of its most recent year, determined in accordance with actuarial assumptions at such time consistent with Statement of Financial Accounting Standards No. 87 (irrespective of any subsequent changes to or replacements of such Statement) exceeds the sum of (a) the market value of the assets allocable thereto and (b) $5,000,000.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Unused Fee” has the meaning assigned thereto in Section 3(i).

Appendix B-9